151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Cynthia Michener 860-273-8553 michenerc@aetna.com
Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com

News Release _________________________________________________________

AETNA REPORTS FIRST-QUARTER 2014 RESULTS

•	First-quarter 2014 operating earnings per share (1) of $1.98

•	Net income (2) per share of $1.82

•
Medical membership increased in the first quarter of 2014 and totaled over 22.7 million at March 31, 2014, a sequential increase of 529 thousand members and the eighth consecutive quarter of membership growth

•	First-quarter 2014 operating revenue (3) was $14.0 billion, a 47 percent increase over the corresponding period in 2013

•	Aetna now projects full-year 2014 operating earnings per share of $6.35 to $6.55 (4)

HARTFORD, Conn., April 24, 2014 - Aetna (NYSE: AET) announced first-quarter 2014 operating earnings (1) of $722.0 million, or $1.98 per share, a per share increase of 27 percent over the first quarter of 2013. Net income (2) for the first quarter of 2014 was $665.5 million, or $1.82 per share. Net income for the quarter includes $.16 per share of net charges, which are further explained in the Summary of Results table.

First-Quarter Financial Results at a Glance

(Millions, except per share results)	2014	2013	Change
Operating revenue (3)	$13,966.3	$9,506.7	47%
Total revenue	13,994.8	9,538.9	47%
Operating earnings (1)	722.0	516.5	40%
Net income (2)	665.5	490.1	36%

Per share results:
Operating earnings (1)	$1.98	$1.56	27%
Net income (2)	1.82	1.48	23%

Weighted average common shares - diluted	365.0	330.7

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“Aetna posted higher operating earnings, operating revenues and medical membership in the first quarter, each representing historic highs for our company,” said Mark T. Bertolini, Aetna chairman, CEO and president. “Based on these results, we are raising our projection for 2014 operating earnings per share to a range of $6.35 to $6.55 from our previous projection of at least $6.25 per share.

“This performance is once again a testament to the strength of our diversified portfolio, continued progress in integrating the Coventry acquisition, pricing discipline and solid execution. Our strong membership growth in the quarter came from both our commercial and government businesses, and we project this momentum will continue. We also look forward to serving new members from our latest contract win with the Teacher Retirement System of Texas and our recently completed InterGlobal acquisition,” said Bertolini.

“We are pleased with our financial results in the first quarter, driven by strong execution of our growth strategy and stable medical costs,” said Shawn M. Guertin, Aetna executive vice president and CFO. “Aetna’s cash generation in the quarter continued to be strong, and we aggressively deployed capital to create shareholder value through $465 million in share repurchases and $82 million in quarterly dividends.

“Our strong performance enabled us to raise our full-year 2014 operating earnings per share projection by $0.30 at the top end of our range. We also are increasing our 2014 operating revenue projection to a range of $56 billion to $57 billion from at least $54 billion and are establishing a year-end medical membership projection of more than 23 million, an increase of 800,000 to 1 million members for the year,” said Guertin.

Total company results

•
Operating earnings (1) were $722.0 million for the first quarter of 2014 compared with $516.5 million for the first quarter of 2013. The increase in operating earnings is primarily due to the inclusion of results from the acquisition of Coventry as well as higher underwriting margins primarily in our underlying Health Care businesses.

•
Operating revenues (3) for the first quarter of 2014 were $14.0 billion compared with $9.5 billion for the first quarter of 2013. The 47 percent increase in operating revenues is primarily the result of higher Health Care premiums from the acquisition of Coventry and pricing actions designed to recover Health Care Reform mandated fees and taxes as well

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as membership growth in our underlying Health Care businesses. Total revenue was $14.0 billion and $9.5 billion for the first quarters of 2014 and 2013, respectively.

•
Operating Expenses (1) were $2.5 billion for the first quarter of 2014. The operating expense ratio (5) was 17.8 percent and 18.0 percent for the first quarters of 2014 and 2013, respectively. The improvement in the operating expense ratio is primarily driven by the operating revenue growth described above and continued execution of our expense initiatives, including execution on our Coventry-related cost synergies partially offset by the inclusion of Health Care Reform mandated fees. The total company expense ratio was 17.5 percent and 18.2 percent for the first quarters of 2014 and 2013, respectively.

•
Pretax Operating Margin (6) was 9.5 percent for the first quarter of 2014 compared with 9.0 percent for the first quarter of 2013. The improvement in the pretax operating margin is primarily driven by higher underwriting margins in our underlying Health Care businesses and pricing actions designed to recover the income tax effects of the non-deductible Health Care Reform mandated health insurer fee. For the first quarter of 2014, the after-tax net income margin was 4.8 percent compared with 5.1 percent for the first quarter of 2013.

•
Effective tax rate for the first quarter of 2014 was 42 percent compared with 35 percent for the first quarter of 2013. The increase in the effective tax rate is primarily driven by the non-deductibility of the Health Care Reform mandated health insurer fee.

•	Share Repurchases totaled 6.5 million shares at a cost of $465 million for the first quarter of 2014.

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Operating earnings (1) of $719.0 million for the first quarter of 2014 compared with $513.2 million for the first quarter of 2013. Operating earnings were 40 percent higher in the first quarter of 2014 primarily due to the inclusion of results from the acquisition of Coventry as well as higher underwriting margins in both our Commercial and Government businesses.

•	Net income (2) was $721.7 million for the first quarter of 2014 compared with $494.7 million for the first quarter of 2013.

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•
Operating revenues (3) of $13.2 billion for the first quarter of 2014 compared with $8.8 billion for the first quarter of 2013. The 50 percent increase is due primarily to the inclusion of Coventry revenue and pricing actions designed to recover Health Care Reform mandated fees and taxes as well as membership growth, primarily in our underlying Government business.

•	Sequentially, first-quarter 2014 medical membership increased by 529,000 due to growth in our Commercial ASC and Insured Government products.

•	Medical benefit ratios (MBRs) for the first quarters of 2014 and 2013 were as follows:

	2014	2013
Commercial	77.2%	78.9%
Government (7)	84.7%	88.0%
Health Care	80.4%	81.9%

Our first quarter 2014 Commercial MBR improved as a result of higher premiums driven in part by pricing actions designed to recover Health Care Reform mandated fees and taxes as well as the favorable impact of severe winter weather and a moderate flu season on 2014 utilization. Our first quarter 2014 Government MBR improved primarily from actions impacting revenue and medical costs designed to solve for the gap between Medicare premiums and medical costs and other expenses, including the health insurer fee, and increased favorable development of prior-years' health care cost estimates as well as the favorable impact of severe winter weather and a moderate flu season on 2014 utilization.

•	In the first quarter of 2014 we experienced favorable development of prior-years' health care cost estimates in both our Commercial and Government businesses.

•
Prior-years' health care costs payable estimates developed favorably by $536 million and $325 million during first-quarter 2014 and 2013, respectively. The May 7, 2013 acquisition of Coventry significantly impacts the year-over-year comparability of prior years' development. This development is reported on a basis consistent with the prior years' development reported in the health care costs payable table in our annual audited financial statements and does not directly correspond to an increase in our 2014 operating results.

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Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:

•
Operating earnings (1) of $41.2 million for the first quarter of 2014 compared with $31.9 million for the first quarter of 2013, primarily reflecting higher underwriting margins in our Disability products.

•	Net income (2) of $42.4 million for the first quarter of 2014 compared with $34.8 million for the first quarter of 2013.

•
Operating revenues (3) of $612.0 million for the first quarter of 2014, a 5 percent increase over $581.3 million for the first quarter of 2013. Total revenue was $614.9 million in the first quarter of 2014 and $586.8 million in the first quarter of 2013.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•	Operating earnings (1) of $4.8 million for the first quarter of 2014 compared with $6.2 million for the first quarter of 2013.

•	Net income (2) of $4.1 million for the first quarter of 2014 compared with $5.2 million for the first quarter of 2013.

Aetna's conference call to discuss first-quarter 2014 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.

The conference call also can be accessed by dialing 1-800-946-0706 or +1-719-457-2658 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 8395303. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 1-888-203-1112, or +1-719-457-0820 for international callers. The replay access code is 8395303. Telephone replays will be available until 11 p.m. ET on May 8, 2014.

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About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 44 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com.

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Consolidated Statements of Income

	For the Three Months
	Ended March 31,
(Millions)	2014	2013
Revenue:
Health care premiums	$11,911.7	$7,785.8
Other premiums	561.6	521.3
Fees and other revenue	1,248.8	966.4
Net investment income	244.2	235.1
Net realized capital gains	28.5	30.3
Total revenue	13,994.8	9,538.9

Benefits and expenses:
Health care costs	9,576.3	6,379.5
Current and future benefits	578.7	559.3
Operating expenses:
Selling expenses	402.8	297.2
General and administrative expenses	2,047.6	1,442.0
Total operating expenses	2,450.4	1,739.2
Interest expense	85.6	77.8
Amortization of other acquired intangible assets	62.2	32.4
Loss on early extinguishment of long-term debt	91.9	—
Total benefits and expenses	12,845.1	8,788.2

Income before income taxes	1,149.7	750.7
Income taxes	480.3	259.8
Net income including non-controlling interests	669.4	490.9
Less: Net income attributable to non-controlling interests	3.9	.8
Net income attributable to Aetna	$665.5	$490.1

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Summary of Results

	For the Three Months
	Ended March 31,
(Millions)	2014	2013
Operating earnings (1)	$722.0	$516.5
Transaction and integration-related costs, net of tax	(41.9)	(24.6)
Loss on early extinguishment of long-term debt, net of tax	(59.7)	—
Release of litigation-related reserve, net of tax	67.0	—
Amortization of other acquired intangible assets, net of tax	(40.4)	(21.1)
Net realized capital gains, net of tax	18.5	19.3
Net income (2) (GAAP measure)	$665.5	$490.1

Weighted average common shares - basic	361.6	327.6

Weighted average common shares - diluted	365.0	330.7

Per Common Share
Operating earnings (1)	$1.98	$1.56
Transaction and integration-related costs, net of tax	(.12)	(.08)
Loss on early extinguishment of long-term debt, net of tax	(.16)	—
Release of litigation-related reserve, net of tax	.18	—
Amortization of other acquired intangible assets, net of tax	(.11)	(.06)
Net realized capital gains, net of tax	.05	.06
Net income (2) (GAAP measure)	$1.82	$1.48

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Segment Information (8)

	For the Three Months
	Ended March 31,
(Millions)	2014	2013
Health Care:
Operating revenue (3) (excludes net realized capital gains and an other item)	$13,218.3	$8,794.7
Interest income on proceeds of transaction-related debt	—	1.9
Net realized capital gains	26.7	26.3
Total revenue (GAAP measure)	$13,245.0	$8,822.9

Commercial Medical Benefit Ratio:
Premiums	$6,814.6	$5,214.0
Health care costs	$5,257.5	$4,115.1

Commercial MBR (GAAP measure)	77.2%	78.9%

Government Medical Benefit Ratio:
Premiums	$5,097.1	$2,571.8
Health care costs	$4,318.8	$2,264.4

Government MBR (7) (GAAP measure)	84.7%	88.0%

Total Medical Benefit Ratio:
Premiums	$11,911.7	$7,785.8
Health care costs	$9,576.3	$6,379.5

Total MBR (GAAP measure)	80.4%	81.9%

Operating earnings (1)	$719.0	$513.2
Transaction and integration-related costs, net of tax	(41.9)	(14.8)
Release of litigation-related reserve, net of tax	67.0	—
Amortization of other acquired intangible assets, net of tax	(39.7)	(20.4)
Net realized capital gains, net of tax	17.3	16.7
Net income (2) (GAAP measure)	$721.7	$494.7

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Segment Information continued (8)

	For the Three Months
	Ended March 31,
(Millions)	2014	2013
Group Insurance:
Operating revenue (3) (excludes net realized capital gains)	$612.0	$581.3
Net realized capital gains	2.9	5.5
Total revenue (GAAP measure)	$614.9	$586.8

Operating earnings (1)	$41.2	$31.9
Amortization of other acquired intangible assets, net of tax	(.7)	(.7)
Net realized capital gains, net of tax	1.9	3.6
Net income (2) (GAAP measure)	$42.4	$34.8

Large Case Pensions:
Operating revenue (3) (excludes net realized capital losses)	$136.0	$130.7
Net realized capital losses	(1.1)	(1.5)
Total revenue (GAAP measure)	$134.9	$129.2

Operating earnings (1)	$4.8	$6.2
Net realized capital losses, net of tax	(.7)	(1.0)
Net income (2) (GAAP measure)	$4.1	$5.2

Corporate Financing: (9)
Operating loss (1)	$(43.0)	$(34.8)
Transaction and integration-related costs, net of tax	—	(9.8)
Loss on early extinguishment of long-term debt, net of tax	(59.7)	—
Net loss (GAAP measure)	$(102.7)	$(44.6)

Total Company:
Operating revenue (3) (excludes net realized capital gains and an other item) (A)	$13,966.3	$9,506.7
Interest income on proceeds of transaction-related debt	—	1.9
Net realized capital gains	28.5	30.3
Total revenue (GAAP measure) (B)	$13,994.8	$9,538.9

Operating expenses (C)	$2,489.7	$1,714.9
Transaction and integration-related costs	63.7	24.3
Release of litigation-related reserve	(103.0)	—
Total operating expenses (GAAP measure) (D)	$2,450.4	$1,739.2

Operating Expense Ratios:
Operating expense ratio (5) (C)/(A)	17.8%	18.0%
Total company expense ratio (D)/(B) (GAAP measure)	17.5%	18.2%

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Membership

	March 31,	December 31,	March 31,
(Thousands)	2014	2013	2013
Medical Membership:
Commercial	19,226	18,821	16,209
Medicare Advantage	1,101	968	628
Medicare Supplement	417	386	313
Medicaid	1,975	2,015	1,145
Total Medical Membership	22,719	22,190	18,295

Consumer-Directed Health Plans (10)	3,528	3,254	2,994

Dental Membership:
Total Dental Membership	14,565	14,145	13,478

Pharmacy Benefit Management Membership:
Commercial	10,525	10,191	8,469
Medicare Prescription Drug Plan (stand-alone)	1,632	2,166	572
Medicare Advantage Prescription Drug Plan	725	588	252
Medicaid	1,301	1,214	585
Total Pharmacy Benefit Management Services	14,183	14,159	9,878

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Operating Margins

	For the Three Months
	Ended March 31,
(Millions)	2014	2013
Reconciliation to Income Before Income Taxes:
Operating earnings (1) before income taxes, excluding interest expense (A)	$1,321.6	$853.0
Interest expense *	(85.6)	(63.1)
Transaction and integration-related costs	(63.7)	(37.1)
Loss on early extinguishment of long-term debt	(91.9)	—
Release of litigation-related reserve	103.0	—
Amortization of other acquired intangible assets	(62.2)	(32.4)
Net realized capital gains	28.5	30.3
Income before income taxes (GAAP measure)	$1,149.7	$750.7

Reconciliation to Net Income:
Operating earnings,(1) excluding interest expense, net of tax	$777.6	$557.5
Interest expense, net of tax *	(55.6)	(41.0)
Transaction and integration-related costs, net of tax	(41.9)	(24.6)
Loss on early extinguishment of long-term debt, net of tax	(59.7)	—
Release of litigation-related reserve, net of tax	67.0	—
Amortization of other acquired intangible assets, net of tax	(40.4)	(21.1)
Net realized capital gains, net of tax	18.5	19.3
Net income (2) (GAAP measure) (B)	$665.5	$490.1

Reconciliation of Revenue:
Operating revenue (3) (excludes net realized capital gains and an other item) (C)	$13,966.3	$9,506.7
Interest income on proceeds of transaction-related debt	—	1.9
Net realized capital gains	28.5	30.3
Total revenue (GAAP measure) (D)	$13,994.8	$9,538.9

Operating and Net Income Margins:
Pretax operating margin (6) (A)/(C)	9.5%	9.0%
After-tax net income margin (B)/(D) (GAAP measure)	4.8%	5.1%

*
Interest expense of $41.0 million ($63.1 million pretax) for the quarter ended March 31, 2013 excludes the negative cost of carry on transaction-related debt, which was issued in connection with the acquisition of Coventry Health Care, Inc. ("Coventry"). Those costs are presented within transaction and integration-related costs prior to the closing of the acquisition of Coventry, which occurred on May 7, 2013 (the "Acquisition Date"). After the Acquisition Date, the interest expense associated with the transaction-related debt is included in interest expense.

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(1) Operating earnings and operating earnings per share exclude from net income attributable to Aetna and operating expenses and operating revenues exclude, as applicable, amortization of other acquired intangible assets, net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Although the excluded items may recur, management believes that operating earnings, operating earnings per share, operating revenue, operating expenses and our operating expense ratio provide a more useful comparison of Aetna's underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and the allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes. Non-GAAP financial measures we disclose, such as operating earnings, operating earnings per share, operating revenue, operating expenses, pretax operating margin and our operating expense ratio, should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

For the periods covered in this press release, the following items are excluded from operating earnings, operating expenses and operating revenues, as applicable, because we believe they neither relate to the ordinary course of our business nor reflect our underlying business performance:

•
We incurred transaction and integration-related costs of $41.9 million ($63.7 million pretax) and $24.6 million ($37.1 million pretax) during the three months ended March 31, 2014 and 2013, respectively, related to the acquisition of Coventry. Transaction costs include advisory, legal and other professional fees which are not deductible for tax purposes and are reflected in our GAAP Consolidated Statements of Income in general and administrative expenses. Transaction costs also include transaction-related payments as well as expenses related to the negative cost of carry associated with the permanent financing that we obtained in November 2012 for the Coventry acquisition. Prior to the Acquisition Date, the negative cost of carry was excluded from operating earnings and operating earnings per share. The components of the negative cost of carry are reflected in our GAAP Consolidated Statements of Income in interest expense, net investment income, and general and administrative expenses. On and after the Acquisition Date, the interest expense and general and administrative expenses associated with the permanent financing are no longer excluded from operating earnings or operating earnings per share.

•	In the first quarter of 2014, we incurred a loss on the early extinguishment of long-term debt of $59.7 million ($91.9 million pretax) related to the redemption of our 6.0% senior notes due 2016.

•
In the fourth quarter of 2012, we recorded a charge of $78.0 million ($120.0 million pretax) related to the settlement of purported class action litigation regarding Aetna's payment practices related to out-of-network health care providers. That charge included the estimated cost of legal fees of plaintiffs' counsel and the costs of administering the settlement. In the first quarter of 2014, we exercised our right to terminate the settlement agreement. As a result, we released the reserve established in connection with the settlement agreement, net of amounts due to the settlement administrator, which reduced first quarter 2014 other general and administrative expenses by $67.0 million ($103.0 million pretax).

•
Other acquired intangible assets relate to our acquisition activities and are amortized over their useful lives. However, this amortization does not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

For a reconciliation of these items to financial measures calculated under GAAP, refer to the tables on pages 8 through 10 and 12 of this press release.

(2) Net Income refers to net income attributable to Aetna reported in our GAAP Consolidated Statements of Income. Unless otherwise indicated, all references in this press release to operating earnings, operating earnings per share, net income and net income per share are based upon net income attributable to Aetna, which excludes amounts attributable to non-controlling interests.

(3) Operating revenue excludes net realized capital gains and losses and interest income on the proceeds of the transaction-related debt as noted in (1) above. Refer to the tables on pages 9, 10 and 12 of this press release for a reconciliation of operating revenue to total revenue calculated under GAAP. Projected operating revenue excludes net realized capital gains of $28.5 million pretax, reported by Aetna for the three months ended March 31, 2014. Projected operating revenue also excludes any future net realized capital gains or losses and other items, if any, from total revenue. Aetna is not able to project the amount of future net realized capital gains or losses or any such other items (other than integration-related costs related to the Coventry acquisition) and therefore cannot reconcile projected operating revenue to projected total revenue in any period.

(4) Projected 2014 operating earnings per share exclude from net income estimated after-tax amortization of other acquired intangible assets of approximately $155 million ($238 million pretax), projected integration-related costs related to the Coventry acquisition, any future net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. After-tax amortization of other acquired intangible assets relates to our acquisition activities, including Coventry. Aetna is not able to project the amount of future net realized capital gains and losses or any such other items (other than projected integration-related costs related to the Coventry acquisition) and therefore cannot reconcile projected operating earnings per share to projected net income per share in any period. Projected full-year 2014 operating earnings per share reflect a range of 359 million to 360 million weighted average diluted shares.

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(5) The operating expense ratio excludes net realized capital gains and losses and other items, if any, that are excluded from operating revenues or operating expenses, as noted in (1) above. For a reconciliation of this metric to the comparable GAAP measure refer to page 10 of this press release.

(6) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense and income taxes. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

(7) Our Government MBR is the combined MBR of our Medicare and Medicaid businesses.

(8) Operating revenue and operating expense information is presented before income taxes. Operating earnings is presented net of income taxes.

(9) Our Corporate Financing segment is not a business segment. It is added to our business segments to reconcile to our consolidated results. The net loss of the Corporate Financing segment includes interest expense on our outstanding debt and the financing components of our pension and other postretirement benefit plan expenses (benefits). As described in (1) above, the operating earnings of the Corporate Financing segment exclude other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Prior to the Acquisition Date, the Corporate Financing segment operating loss excluded the interest expense components of transaction-related costs. Since the Acquisition Date, the Corporate Financing segment operating loss has included the interest expense component of transaction-related costs.

(10) Represents members in consumer-directed health plans included in Commercial medical membership.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share, amortization of other acquired intangible assets, membership growth momentum in our Commercial and Government businesses, operating revenue, year-end medical membership and weighted average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond our control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the implementation of health care reform legislation, including collection of Health Care Reform fees, assessments and taxes through increased premiums; the implementation of health insurance exchanges; the profitability of our public health insurance exchange products, where membership is greater than our initial projections and may have more adverse health status and/or higher medical benefit utilization than we projected; our ability to achieve the synergies and value creation contemplated by the Coventry acquisition; our ability to effectively integrate Coventry's businesses; the diversion of management time on Coventry integration-related issues; the final allocation of the Coventry purchase price in our financial statements; our ability to offset Medicare Advantage and PDP rate pressures; and changes in our future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will significantly impact our business operations and financial results, including our pricing and medical benefit ratios. Components of the legislation will be phased in over the next several years, with the most significant changes occurring in 2014, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform. Many significant parts of the legislation, including aspects of public health insurance exchanges, Medicaid expansion, enforcement related reporting for the individual and employer mandates, and reinsurance, risk corridor and risk adjustment, require further guidance and clarification at both the federal level and/or in the form of regulations and actions by state legislatures to implement the law. In addition, pending efforts in the U.S. Congress to amend or restrict funding for various aspects of health care reform, and additional litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include: adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for or amend various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios or eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); our ability to diversify our sources of revenue and earnings (including by expanding our direct-to-consumer sales and capabilities and our foreign operations), transform our business model, develop new products and optimize our business platforms; the success of our HealthagenSM, Accountable Care Solutions and health information technology initiatives; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; increases resulting from unfavorable changes in contracting or re-contracting with providers (including as a result of provider consolidation and/or integration); and increased pharmacy costs (including in our health insurance exchange products)); adverse changes in size, product or geographic mix or medical cost experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where

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membership is concentrated, including successful protests of business awarded to us; failure to adequately implement Health Care Reform; reputational or financial issues arising from our social media activities, data security breaches, other cybersecurity risks or other causes; the outcome of various litigation and regulatory matters, including audits, challenges to our minimum MLR rebate methodology and/or reports, guaranty fund assessments, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers and/or life insurance policies; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; our ability to successfully integrate our businesses (including Coventry, the InterGlobal group and other businesses we may acquire in the future) and implement multiple strategic and operational initiatives simultaneously; our ability to manage health care and other benefit costs; adverse program, pricing, funding or audit actions by federal or state government payors, including as a result of sequestration and/or curtailment or elimination of the Centers for Medicare & Medicaid Services' star rating bonus payments; our ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; failure by a service provider to meet its obligations to us; our ability to develop and maintain relationships (including collaborative risk-sharing agreements) with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to demonstrate that our products lead to access to quality care by our members; our ability to maintain our relationships with third-party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; the ability to successfully complete the implementation of our agreement with CVS Caremark Corporation on a timely basis and to achieve projected operating efficiencies for the agreement; a downgrade in our financial ratings; and adverse impacts from any failure to raise the U.S. Federal government's debt ceiling or any sustained U.S. Federal government shut down. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2013 Annual Report on Form 10-K ("Aetna's 2013 Annual Report") on file with the Securities and Exchange Commission (the "SEC"). You also should read Aetna’s 2013 Annual Report and Aetna’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, when filed with the SEC, for a discussion of Aetna’s historical results of operations and financial condition.